STOCK PURCHASE AGREEMENT

by and among

DXP ENTERPRISES, INC.,

PRECISION INDUSTRIES, INC.

and

THE SELLING STOCKHOLDERS

______________________

Dated as of August 19, 2007

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated August 19, 2007 (the “Agreement”), by and among DXP Enterprises, Inc., a corporation existing under the laws of Texas (“Purchaser”), Precision Industries, Inc., a Nebraska corporation, (the “Company”), and the stockholders of the Company listed on the signature pages hereof under the heading “Selling Stockholders” (collectively, the “Selling Stockholders”).

W I T N E S S E T H:

WHEREAS, the Selling Stockholders own an aggregate of (i) 472 shares of Common Stock, Class A, $100.00 par value per share (the “Class A Shares”), of the Company and (ii) 160 shares of Common Stock, Class B, $100.00 par value per share (the “Class B Shares”; and collectively with the Class A Shares, the “Shares”), which collectively constitute all of the issued and outstanding shares of capital stock of the Company;
WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and
WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

DEFINITIONS
Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.
“Business” means the business and operations of the Company and its Subsidiaries as held by Purchaser separate or separable from the other business and operations of the Purchaser and its subsidiaries (other than the Company and its Subsidiaries) from and after the Closing in accordance with Schedule 2.8 hereof.
“Business Day” means any day of the year on which national banking institutions in Texas or Nebraska are open to the public for conducting business and are not required or authorized to close.
“Closing Bonuses” means the bonuses and payments in an aggregate amount of approximately $3,500,000 processed for payment through the payroll of the Company on the Closing Date (and promptly paid in accordance with such payroll process) to current officers and employees of the Company with such bonuses and payments reducing the Purchase Price as contemplated under Section 2.2 hereof as a result of the transactions contemplated hereby.
“Closing Working Capital” means (A) the consolidated Included Current Assets of the Company and the Subsidiaries, less (B) the consolidated Included Current Liabilities of the Company and the Subsidiaries, determined as of the open of business on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of the Subsidiaries in connection with the process of selling the Company (including in respect of any previous efforts (not pursuant to this Agreement) to sell the Company or all or substantially all of its assets) or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company or any of the Subsidiaries, (B) any fees or expenses associated with obtaining the release and termination of any Liens; (C) all brokers’ or finders’ fees; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (E) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby, but shall not include the amount of Closing Bonuses (that are paid in accordance with the requirements of such defined term).
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.
“Controlling Owner” means Dennis P. Circo.
“DXP Business” means the business and operations of Purchaser and its subsidiaries, as distinct and separate from the Company and its Subsidiaries (and as held by Purchaser separate or separable therefrom from and after the Closing in accordance with Schedule 2.8 hereof).
“EBITDA” means, for any applicable period, the net income (or loss) of the Business excluding (a) extraordinary items and/or non-operating items and/or non-cash items to the extent increasing net-income, (b) provisions for taxes based on income of the Business, (c) total interest expense of the Business with respect to indebtedness held by or for the benefit of the Business, (d) to the extent that net income of the Business has been reduced thereby, depreciation expense, and (e) to the extent that net income for the Business has been reduced thereby, amortization expense, all as determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end.
“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
“Environmental Law” means any Law in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 etseq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 etseq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 etseq.), the Clean Water Act (33 U.S.C. § 1251 etseq.), the Clean Air Act (42 U.S.C. § 7401 etseq.) the Toxic Substances Control Act (15 U.S.C. § 2601 etseq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 etseq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 etseq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company and the Subsidiaries.
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Included Current Assets” means cash and cash equivalents, accounts receivable, other receivables, inventory, deposits and prepaid expenses, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that such determination shall be subject to the exceptions and other qualifications as set forth on Schedule 2.7 hereto.
“Included Current Liabilities” means accounts payable and accrued expenses, but excluding the current portion of long term Indebtedness, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that (i) such determination shall be subject to the exceptions and other qualifications as set forth on Schedule 2.7 hereto and (ii) such Liabilities shall exclude the amount of Closing Bonuses (that are paid in accordance with the requirements of such defined term).
“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).  The term “Indebtedness” does not include trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money).
“Indemnity Escrow Account” means an account, set up pursuant to the Escrow Agreement, where the Indemnity Escrow Amount is held for disbursement by the Escrow Agent.
“Intellectual Property” means any rights available (including with respect to Technology) under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States or anywhere else in the Territory, and also domain names.
“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to any Person that is not an individual, the knowledge of such Person’s chief executive officer, president, chief operating officer and chief financial officer or, in the case of an individual, knowledge after due inquiry of the Company’s and the Subsidiaries’ books and records.
“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.
“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
“Material Adverse Effect” means a material adverse effect on (i) the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company or the Subsidiaries, (ii) the financial, banking, capital markets or general economic conditions, (iii) regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof or (iv) the ability of the Selling Stockholders to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Selling Stockholder Documents; provided, in each case, that any such effect has a non-annualized negative impact on the EBITDA of the Company and its Subsidiaries in an amount of at least $750,000.
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of  operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice (including, without limitation, operations as conducted and reflected in the Company’s audited Financial Statements for the most recent fiscal year).
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered or made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established herefore in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Covenant” means a covenant or other agreement set forth in this Agreement that by its nature is required to be performed by or prior to the Closing.
“Precision de Mexico” means Precision Industries de Mexico, S. de R.L. de C.V.
“Program Synergies” means the dollar amount of actual and realized incentives, commissions and rebates based upon, attributable to, resulting and accrued from Alliance Marketing Commissions, inventory purchasing incentive and other rebate programs provided by suppliers of inventory purchases of the Company and its Subsidiaries (whether arising from programs that are new to Purchaser due to the purchase of the Company and its Subsidiaries hereunder or from existing programs in which the DXP Business currently participates (which are evidenced in documentation provided by Purchaser to the Controlling Owner), except that only the incremental Alliance Marketing Commissions, incentive, and rebate revenue provided thereby shall be counted for existing programs in which the DXP Business participates) that become available and accrue to the benefit of the DXP Business from and after the Closing.
“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“Target Working Capital” means an amount equal to $41,940,112.
“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
“Taxing Authority” means the IRS an any other Governmental Body responsible for the administration of any Tax.
“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their Affiliates.
“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated, or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.
“Territory” means the territory comprised by the geographic locations (whether of metropolitan areas, counties, parishes or other relevant political subdivisions) of Canada, Mexico and the United States in which the Company and its Subsidiaries have conducted business and operations, including, without limitation, those locations into which the Company and its Subsidiaries have made contact with any actual or prospective customer or supplier or otherwise sought business arrangements or a relationship.
“Trust” means the “Dennis P. Circo Irrevocable Trust No. 4”, which is a Selling Stockholder hereunder.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.1           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	6.6(a)
Agreement	Recitals
Allocation Statement	8.5(b)(iv)
Antitrust Division	6.4(a)
Antitrust Laws	6.4(b)
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Cap	8.4(c)
Class A Shares	Recitals
Class B Shares	Recitals
Closing	2.4
Closing Balance Sheet	2.7(b)
Closing Date	2.4
Closing Working Capital Statement	2.7(b)
COBRA	4.15(p)
Common Stock	4.4(a)
Company	Recitals
Company Documents	4.2
Company Permits	4.18(b)
Company Plans	4.15(a)
Company Properties	4.11(b)
Confidential Information	6.7(c)
Confidentiality Agreement	6.1
Covenant Basket	8.4(b)
Distributable Assets	6.2(c)
Employees	4.15(a)
ERISA Affiliate	4.15(a)
Escrow Agent	8.6
Escrow Agreement	8.6
Expenses	9.3
Final Closing Working Capital	2.7(c)
Financial Statements	4.7(a)
Financing	5.7
FIRPTA Affidavit	2.6(h)
FTC	6.4(a)
Government Contract	4.28
Indemnity Escrow Amount	8.6
Losses	8.2(a)
Material Contracts	4.14(a)
Multiemployer Plan	4.15(a)
PBGC	4.15(i)
Personal Property Leases	4.12(b)
Purchase Price	2.2
Purchaser	Recitals
Purchaser Documents	5.2
Purchaser’s Environmental Assessment	6.10(a)
Purchaser Indemnified Parties	8.2(a)
QSSS	4.10(v)
Real Property Lease	4.11(b)
Related Persons	4.23
Rep Basket	8.4(a)
Rep Deductible	8.4(a)
Representatives	6.6(a)
Restricted Business	6.7(a)
Section 338(h)(10) Election	8.5(b)(i)
Selling Stockholders	Recitals
Selling Stockholder Documents	3.2
Selling Stockholder Indemnified Parties	8.2(b)
Stockholder Representative	10.2(a)
Straddle Period	8.5(d)
Shares	Recitals
Survival Period	8.1(a)
Tax Claim	8.5(e)(i)
Termination Date	9.1(a)
Third Party Claim	8.3(b)
Title IV Plans	4.15(a)
Unresolved Claims	8.6

1.2           Other Definitional and Interpretive Matters.

•           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

•           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING

1.3           Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to Purchaser, free and clear of any and all Liens, and Purchaser agrees to purchase from each Selling Stockholder, the Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit A hereto.

1.4           Purchase Price.  The aggregate purchase price to be paid by Purchaser for the Shares shall be an amount in cash equal to $106,000,000.00 less an amount equal to (i) any consolidated Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date plus (ii) the amount of Closing Bonuses (such amount as reduced under clauses (i) and (ii) hereof, the “Purchase Price”), subject to adjustment as provided under Sections 2.7, 2.8 and 8.7.

1.5           Payment of Purchase Price.

•           On the Closing Date, Purchaser shall pay the Purchase Price less the Indemnity Escrow Amount to the Selling Stockholders by wire transfer of immediately available funds into accounts designated in writing by the Selling Stockholders not less than three Business Days prior to the Closing Date and allocated among the Selling Stockholders in accordance with their respective aggregate percentage ownership of the Shares as set forth on Exhibit A.

•           On the Closing Date, Purchaser shall pay the Indemnity Escrow Amount to the Escrow Agent in cash payable by wire transfer of immediately available funds for deposit into the Indemnity Escrow Account.  The deposit of the Indemnity Escrow Amount to the Escrow Agent in accordance with the terms of this Agreement shall be deemed not to be a failure to pay the Purchase Price hereunder.

•           On the Closing Date, Purchaser (for and on behalf of the Company) shall pay, by wire transfer of immediately available funds, an amount equal to the Closing Bonuses to the Company for payment through its payroll system to the officers and employees of the Company that are the recipients thereof (and the Company shall be entitled to withhold in respect of such payments to such officers and employees any employment-related Taxes as required by applicable federal and state withholding Laws).

1.6           Closing Date.  The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of McGrath North Mullin & Kratz, PC LLO located at First National Tower, Suite 3700, 1601 Dodge Street, Omaha, Nebraska 68102-1627 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Omaha time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

1.7           Deliveries Prior to the Closing Date.  No later than three Business Days prior to the Closing Date, the Company shall deliver to Purchaser the pay-off letters in respect of Indebtedness to be repaid as of the Closing and the certificate setting forth an estimate of Indebtedness, each as provided in the first sentence of Section 6.16.

1.8           Deliveries on the Closing Date.  At the Closing, the Selling Stockholders shall deliver or cause the Company to deliver, as applicable, to Purchaser:

•           copies of resolutions, certified by the Secretary of the Company and an authorized person of each Selling Stockholder, respectively, as to the authorization of this Agreement and all of the transactions contemplated hereby;

•           copies of the releases from Affiliates of the Company, pursuant to Section 6.12;

•           stock certificates from each of the Selling Stockholders representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer the Shares to Purchaser free and clear of all Liens;

•           all documents required to transfer from Controlling Owner to Purchaser, free and clear of all Liens, all title and ownership of all shares or other equity interest (with all requisite transfer tax stamps attached and otherwise sufficient to transfer such shares and equity interest) held by the Controlling Owner in Precision de Mexico;

•           certificates of good standing dated not more than ten (10) Business Days prior to the Closing Date with respect to the Company issued by the Secretary of State of the State of Nebraska and for each state in which the Company is qualified to do business as a foreign corporation and with respect to each Subsidiary issued by the appropriate governmental official as to the good standing of such Subsidiary; provided that with respect to Precision de

•           Mexico, the Selling Stockholders shall deliver instead a joint certification from said Subsidiary’s chief executive officer and chief financial officer stating that as at the Closing Date no action has been taken to dissolve and liquidate said Subsidiary and that said Subsidiary is in substantial compliance with its obligations under the Laws of Mexico;

•           all instruments and documents necessary to release any and all Liens other than Permitted Exceptions, including appropriate UCC financing statement amendments (termination statements);

•           the certificate indicating the amount of Indebtedness to be repaid as of the Closing, pursuant to Section 6.16; and

•           affidavits of non-foreign status from each of the Selling Stockholders that complies with Section 1445 of the Code (a “FIRPTA Affidavit”).

1.9           Purchase Price Adjustment.

•           Following the Closing, the Purchase Price shall be adjusted as provided in this Section 2.7 to reflect the difference between Final Closing Working Capital and Target Working Capital.

•           Within ninety (90) days following the Closing Date, (i) Purchaser shall cause the Company to prepare a consolidated balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”), and such prepared Closing Balance Sheet and Closing Working Capital Statement shall be delivered to the Stockholder Representative and KPMG, LLP, the Company’s historical auditors and (ii) the Closing Balance Sheet shall be audited by KPMG, LLP, and KPMG, LLP shall perform the agreed-upon procedures as set forth in Schedule 2.7(b) hereto in order to determine that the Closing Balance Sheet and the Closing Working Capital Statement were prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet was as of a fiscal year end (provided, however, that such preparation and determination shall be subject to the limited adjustments, exceptions and other qualifications as set forth on Schedule 2.7 hereto so that the Closing Working Capital Statement will be determined on a basis consistent with the Company’s historical application and interpretations concerning determination and calculation of working capital).  The Company shall (and Purchaser shall cause the Company to) instruct KPMG, LLP to provide its report and any required adjustments pursuant to its audit under clause (ii) of the immediately preceding sentence prior to the date that is ninety (90) days following the Closing Date.  Purchaser shall cause the Company to accept any required adjustments to the Closing Balance Sheet and Closing Working Capital Statement as set forth in the report from KPMG, LLP, and each thereof, as so adjusted, shall constitute the final Closing Balance Sheet and Closing Working Capital Statement for purposes hereof.  Each of Purchaser, on the one hand, and the Stockholder Representative (on behalf of the Selling Stockholders), on the other hand, shall pay one-half (1/2) of the fees, costs and expenses of KPMG, LLP arising in

•           connection with such review and audit; provided, however, that Purchaser’s maximum aggregate responsibility for such fees, costs and expenses shall not exceed $30,000.  Each of the Company, Selling Stockholders and Purchaser shall, and shall cause their respective representatives and Affiliates to, cooperate and assist in the preparation of the Closing Balance Sheet and the Closing Working Capital Statement and in the conduct of the review referred to in this Section 2.7(b).  Each of Purchaser and the Stockholder Representative shall retain their rights to dispute the final Closing Working Capital Statement hereunder if the procedures and substance of this Section 2.7 are not complied with.

•           The Closing Working Capital as set forth in the Closing Working Capital Statement, as adjusted in respect of the review and audit of KPMG, LLP, shall constitute the “Final Closing Working Capital”.  If Final Closing Working Capital is greater than Target Net Working Capital, then the Purchase Price shall be increased by the amount of such excess and Purchaser shall pay the Stockholder Representative an amount equal to such excess together with interest thereon from the Closing Date to the date of payment.  If Final Closing Working Capital is less than Target Net Working Capital, then the Purchase Price shall be decreased by the amount of such deficiency and the Selling Stockholders, jointly and severally, shall pay Purchaser an amount equal to such deficiency together with interest thereon from the Closing Date to the date of payment.

•           Any payment to be made pursuant to Section 2.7(c) shall be made at a mutually convenient time and place within five (5) Business Days after the date on which the applicable amount of such payment has been finally determined.  Any such payment shall be made by wire transfer of immediately available funds.  For purposes of Section 2.7(c), applicable interest will be payable at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed.  Any payment to be made by Purchaser to the Selling Stockholders under Section 2.7(c) shall be made to the Stockholder Representative, for distribution to the Selling Stockholders in accordance with their respective pro rata portion of the Purchase Price.

1.10           Sellers’ Earn Outs.  In addition to the amounts to be paid by the Purchaser under Section 2.3 and, if any, Section 2.7, Purchaser shall pay to the Stockholder Representative (for distribution to the Selling Stockholders in accordance with their respective pro rata portion of the Purchase Price) additional amounts as set forth on Schedule 2.8 hereof.

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING STOCKHOLDERS

Each Selling Stockholder, severally and jointly, hereby represents and warrants to Purchaser that:

1.11           Organization and Good Standing.  Such Selling Stockholder (other than those that are individuals) is a limited liability company or irrevocable trust duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of

1.12           the jurisdiction of its organization and has all requisite limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted.

1.13           Authorization of Agreement.  Such Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (the “Selling Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Selling Stockholder Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Selling Stockholder.  This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms.

1.14           Conflicts; Consents of Third Parties.

•           None of the execution and delivery by such Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) with respect to those Selling Stockholders that are not individuals, the articles of organization and operating agreement or comparable organizational documents of such Selling Stockholder; (ii) any Contract, or Permit to which any Selling Stockholder is a party or by which any of the properties or assets of such Selling Stockholder are bound; (iii) any Order of any Governmental Body applicable to such Selling Stockholder or by which any of the properties or assets of such Selling Stockholder are bound; or (iv) any applicable Law.

•           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Stockholder in connection with the execution and delivery of this Agreement, the Selling Stockholder Documents, the compliance by such Selling Stockholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for compliance with the applicable requirements of the HSR Act.

1.15           Ownership and Transfer of Shares.  Such Selling Stockholder is the record (other than the Trust, of which Christopher W. Circo is the beneficial owner) and beneficial owner of the Shares indicated as being owned by such Selling Stockholder on Exhibit A, free and clear of any and all Liens.  Such Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will

1.16           convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.  No payments made to the Selling Stockholders, who are (or were) employees of the Company, under this Agreement are subject to reduction for employment-related Taxes as required by applicable federal and state withholding Laws.

1.17           Litigation.  There is no Legal Proceeding pending or, to the Knowledge of such Selling Stockholder, threatened against such Selling Stockholder or to which such Selling Stockholder is otherwise a party relating to this Agreement, the Selling Stockholder Documents or the transactions contemplated hereby or thereby.

1.18           Financial Advisors.  None of the Company, its Subsidiaries, Purchaser or any other Purchaser Indemnified Party is or will be obligated or liable for the payment of any fee or commission or like payment in respect of any broker, finder or financial advisor for such Selling Stockholder in connection with the transactions contemplated by this Agreement.

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Selling Stockholders, jointly and severally, hereby represent and warrant to Purchaser that:

1.19           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where a failure to be so qualified and authorized could not reasonably be expected to be material.

1.20           Authorization of Agreement.  The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

1.21           Conflicts; Consents of Third Parties.

•           None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company or any Subsidiary under, any provision of (i) the articles of incorporation and by-laws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary; or (iv) any applicable Law, except as set forth on Schedule 4.3.

•           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any Subsidiary, except for (A) compliance with the applicable requirements of the HSR Act and (B) those set forth on Schedule 4.3.

1.22           Capitalization.

•           The authorized capital stock of the Company consists of 2,000 common shares, $100.00 par value per share (the “Common Stock”), of which 1,500 such shares are designated Common Stock, Class A, and 500 such shares are designated Common Stock, Class B.  As of the date hereof, there are 472 Class A Shares issued and outstanding, and 160 Class B Shares issued and outstanding, and the Company does not hold any shares of Common Stock as treasury stock.  All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  All of the outstanding shares of Common Stock are owned of record by the holders and in the respective amounts as are set forth on Exhibit A.

•           There is no existing option, warrant, call, right or Contract to which any Selling Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.  There are no obligations, contingent or otherwise, of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of the Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company of the Subsidiaries may vote.  There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary or any Selling Stockholder is a party or is bound with respect to the voting or consent of any shares of Common Stock or the equity interests of any Subsidiary.

1.23           Subsidiaries.  Schedule 4.5 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.  Each Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where a failure to be so qualified and authorized could not reasonably be expected to be material.  Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.  The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear of any and all Liens.  No shares of capital stock are held by any Subsidiary as treasury stock.  There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.  Except as set forth on Schedule 4.5, the Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries.  Except as set forth on Schedule 4.5, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

1.24           Corporate Records.

•           The Company has made available to Purchaser true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each of the Subsidiaries in each case as amended and in effect on the due date hereof, including all amendments thereto.

•      The minute books of the Company and each Subsidiary previously made available to Purchaser contain true and correct records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors (including committees thereof) of the Company and the Subsidiaries.  The stock certificate books and stock transfer ledgers of the Company and the Subsidiaries previously made available to Purchaser are true, correct and complete.  All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

1.25           Financial Statements.

•           The Company has delivered to Purchaser copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2006, 2005 and 2004 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at June 25, 2007 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the six-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein (provided, however, that the existence of ineligible inventory or ineligible accounts receivable in the amounts as reflected in Schedule 2.7 shall not be a breach of this or any other representation in this Agreement).

The consolidated balance sheet of the Company and the Subsidiaries as at December 27, 2006 is referred to herein as the “Balance Sheet” and December 27, 2006 is referred to herein as the “Balance Sheet Date.”

All books, records and accounts of the Company and the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

•           The financial projections and business plan provided by the Company to Purchaser prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to Purchaser, as to the future financial performance of the Company and the Subsidiaries.  Purchaser acknowledges that such projections and business plan are based on the current knowledge of the Company, as well as assumptions the Company’s management believes to be reasonable, that such information and assumptions contain known and unknown risks and uncertainties, and that actual results may differ due to factors, including changes in the Company’s operating environment, market changes, the success of the Company in implementing its business plan, competitive conditions in the Company’s industry and other factors.

•           The Company has provided to Purchaser copies of all issued auditors’ reports relating to the Company or any of the Subsidiaries and their respective operations, whether the same are issued to the Company or any of its Subsidiaries.  The Company has not received, or been provided, any letters to management regarding accounting practices relating to the Company or any of the Subsidiaries and their respective operations, whether the same are issued to the Company or any of its Subsidiaries, during any of the periods covered by the Financial Statements.

1.26           No Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (i) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date and (ii) Liabilities incurred in connection with the transactions contemplated hereby (including, without limitation, Company Transaction Expenses).

1.27           Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.9, since the Balance Sheet Date:

•           there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;

•           there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;

•           except in the Ordinary Course of Business, neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

•           there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

•           neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

•           [omitted];

•           neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

•           neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Selling Stockholder or any director, officer, partner, stockholder or Affiliate of any Selling Stockholder (other than reimbursements of business expenses incurred and reimbursed in the Ordinary Course of Business);

•           neither the Company nor any Subsidiary has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

•           [omitted];

•           neither the Company nor any Subsidiary has amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business or which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

•           neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $2,500,000 in the aggregate;

•           [omitted];

•           the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Company or any of its Subsidiaries except in the Ordinary Course of Business;

•           neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $250,000 in the aggregate; and

•           none of the Selling Stockholders or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

1.28           Taxes.

•           Except as set forth on Schedule 4.10(a):  (i) (A) all material Tax Returns required to be filed by or on behalf of each of the Company, any Subsidiary and any Affiliated

•           Group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (B) all Taxes required to be paid by or on behalf of each of the Company, any Subsidiary and any Affiliated Group of which the Company or any Subsidiary is or was a member have been fully and timely paid; (ii) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records; and (iii) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Subsidiary.

•           The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

•           The Company has made available to Purchaser complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and the Subsidiaries relating to the taxable periods since January 1, 2001 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any Subsidiary.  Except as set forth on Schedule 4.10(c), all income and franchise Tax Returns filed by or on behalf of the Company or any Subsidiary have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired.

•           Schedule 4.10(d) lists (i) all material types of Taxes paid, and all material types of Tax Returns filed by or on behalf of Company or any Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company or any Subsidiary has a duty to file such Tax Returns.  No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

•           All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Selling Stockholders, the Company or any of the Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

•           Except as set forth on Schedule 4.10(f), none of the Company, any Subsidiary or any other Person on their behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or such Subsidiary, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any

•           Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary, (iii) since January 1, 2000, executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

•           No property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

•           No Selling Stockholder is a foreign person within the meaning of Section 1445 of the Code.

•           Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

•           There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code.

•           Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

•           There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary.

•           Except with respect to any period(s) closed by the applicable statute of limitations regarding such Tax matters, neither the Company nor any of the Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent.

•           Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions”

•           (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

•           There is no taxable income of the Company or any of the Subsidiaries that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company or any of the Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

•           Except with respect to any period(s) closed by the applicable statute of limitations regarding such Tax matters, neither the Company nor any Subsidiary has (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law or (ii) has any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law.

•           The Selling Stockholders, the Company and the Subsidiaries are members of a “selling consolidated group” within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(2).

•           The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

•           Other than Precision de Mexico and I.N.T. Precision Industries of Canada, LTD./I.N.T. Les Industries Precision du Canada, LTEE (each of which is a Subsidiary of the Company), neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

•           The Company has been a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code at all times since November 1, 1990 and the Company will be an “S” corporation up to and including the day before the Closing Date.

•           Except as set forth on Schedule 4.10(u), the Company has been a validly electing “S” corporation under each provision of state or local law analogous to Sections 1361 and 1362 of the Code in each jurisdiction where the Company is required to file a Tax Return at all times since November 1, 1990 and the Company will be an “S” corporation up to and including the day before the Closing Date.

•           Each Subsidiary of the Company has been a validly electing Qualified Subchapter S Subsidiary (a “QSSS”), within the meaning of Section 1361(b)(3) of the Code at all times since inception and each Subsidiary will be a QSSS up to and including the day before the Closing Date.

•           The Company has no potential liability for any Tax under Section 1374 of the Code.  Neither the Company nor any Subsidiary has, in the past ten years, (i) acquired assets

•           from another corporation in a transaction in which such entity’s tax basis for the acquired asset was determined, in whole, or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a QSSS.

1.29           Real Property.

•           Except as set forth on Schedule 4.11(a), neither the Company or any of the Subsidiaries owns on the date hereof or will own as of the Closing Date any real property and/or interests in real property (including improvements thereon and easements appurtenant thereto) in fee.

•           Schedule 4.11(b) sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries as lessee or lessor (including three (3) real properties which are part of the Distributable Assets and will be distributed to an Affiliate of the Controlling Owner prior to the Closing and then leased to the Company, each a “Real Property Lease”, and collectively the “Company Properties”), including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted.  Each of the Company and the Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions.  Each of the Real Property Leases is in full force and effect.  Neither the Company nor an Subsidiary is in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of the Company and the Selling Stockholders, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.  The Company has delivered to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

•           To the Knowledge of the Company and the Selling Stockholders, all of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.  None of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 4.11(b).

•           The Company and the Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company and the Subsidiaries have fully complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

•           There does not exist any actual or, to the Knowledge of the Company and the Selling Stockholders, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company, and Subsidiary or any Selling Stockholder has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

•           None of the Selling Stockholders, the Company or any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

•           Neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

1.30           Tangible Personal Property.

•           The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property used in the business of the Company and the Subsidiaries (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and the Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

•           Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound.  All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.  The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

•           The Company and each of the Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and neither the Company nor any

•           Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of the Company and the Selling Stockholders, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

1.31           Technology and Intellectual Property.

•           Schedule 4.13(a) sets forth a complete and accurate list, as of the date of this Agreement, of (i) each issued patent owned by the Company or any of its Subsidiaries, (ii) each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, (iii) each trademark registration, service mark registration, and copyright registration owned by the Company or any of its Subsidiaries, (iv) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of its Subsidiaries, (v) each domain name registered by or on behalf of the Company or any of its Subsidiaries and (vi) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company or any of its Subsidiaries in connection with its business.  Schedule 4.13(a) lists, for each such item of Intellectual Property owned by the Company or any of its Subsidiaries, the item, the jurisdiction, the filing and, if issued, issuance dates and any serial or registration numbers.  All such Intellectual Property is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect.

•           The Company and its Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use, all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others.

•           Except with respect to licenses of Software (i) generally available for an annual or one-time license fee of no more than $10,000 in the aggregate, (ii) distributed as “freeware” or (iii) distributed via Internet access without charge and for use without charge, Schedule 4.13(c) sets forth a complete and accurate as of the date of this Agreement, of all agreements pursuant to which the Company or any of its Subsidiaries licenses in or otherwise is authorized to use all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company and its Subsidiaries as presently conducted and as currently contemplated to be conducted.  The Company has delivered to Purchaser correct, complete and current copies of all such agreements.

•           Following the Closing, the Company and its Subsidiaries will have the right to exercise all of their current rights under agreements granting rights to the Company or any of its Subsidiaries with respect to Intellectual Property, Software and other Technology of a third party to the same extent and in the same manner they would have been able to had the transaction contemplated by this Agreement not occurred, and without the payment of any

•           additional consideration as a result of such transaction and without the necessity of any third party consent as a result of such transaction.

•           All of the material Intellectual Property owned by the Company or any of its Subsidiaries is valid and enforceable.  Since January 1, 2005 neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to the Company’s satisfaction) against any Person for infringing or misappropriating any Technology or, to the Company’s Knowledge, Intellectual Property owned by the Company or any of its Subsidiaries, nor is there any basis for any such action, suit or proceeding.

•           There is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to the Company’s Knowledge, threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of Company’s or any of its Subsidiaries’ Intellectual Property or Technology, nor has any claim or demand been made by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by the Company or any of its Subsidiaries or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by the Company or any of its Subsidiaries of any Intellectual Property or Technology of any third party, nor is the Company aware of any basis for any such claim or demand.

•           None of the Company’s or any of its Subsidiaries’ Technology or Intellectual Property is subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or affects the validity, use or enforceability of any such Technology or Intellectual Property.

1.32           Material Contracts.

•           Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

•      Contracts with any Selling Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company or any of the Subsidiaries;

•      Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

•      Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

•      Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information (excluding any general Contracts for marketing commissions or other purchasing incentive or rebate programs);

•      Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any material line of business or with any Person in any material geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any of the Subsidiaries in any material line of business or in any material geographical area or not to solicit or hire any person with respect to employment;

•      Contracts for the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person of which any operative provision thereof is still in effect and creates an obligation of the Company or any of the Subsidiaries;

•      Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

•      all Contracts providing for payments by or to the Company or any of the Subsidiaries in excess of $2,000,000 in any fiscal year or $5,000,000 in the aggregate during the term thereof;

•      all Contracts obligating the Company or any of the Subsidiaries to provide or obtain products or services for a period of one year or more (requiring the payment of $2,000,000 or more) or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

•      Contracts under which the Company or any of the Subsidiaries has made advances or loans to any other Person (other than accounts payable arising in the Ordinary Course of Business);

•      Contracts providing for severance, retention, change in control or other similar payments;

•      Contracts, involving expected payment of $150,000 or more in any annual period, for the employment of any individual on a full-time, part-time or consulting basis;

•      material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice; and

•      outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries.

•           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or any Subsidiary which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms and, assuming that the consents or waivers (as applicable) set forth on Schedule 4.3 are obtained, upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence.  Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company or the Selling Stockholders, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company, any Subsidiary or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract.  The Company has made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

1.33           Employee Benefits Plans.

•           Schedule 4.15(a) sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of the Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of the Subsidiaries (the “Employees”) (collectively, the “Company Plans”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”).  Schedule 4.15(a) sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

•           Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Company, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most

•           recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

•           The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company (or any of the Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

•           The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

•           Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

•           Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor have any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.  Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

•           Schedule 4.15(g) sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to Employees under each unfunded Company Plan.

•           All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet.  No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

•           There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans.  Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

•           There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

•           Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.  All premiums due the PBGC with respect to the Title IV Plans have been paid.

•           No liability under any Company Plan or Title IV Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

•           None of the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

•           There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company or the Selling Stockholders have any Knowledge of facts that could form the basis for any such claim or lawsuit.

•           There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans.  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.  Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

•           Except as set forth on Schedule 4.15(p), none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.  Each of the Company and any ERISA Affiliate

•           which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

•           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee from the Company or any Subsidiary, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

•           Neither the Company nor any of the Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

•           No stock or other security issued by the Company or any of the Subsidiaries forms or has formed a material part of the assets of any Company Plan.

•           Any individual who performs services for the Company or any of the Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of the Subsidiaries for Federal income tax purposes by the Company or any of the Subsidiaries is not an employee for such purposes.

1.34           Labor.

•           Neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of the Subsidiaries.

•           No Employees are represented by any labor organization.  No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or the Selling Stockholders, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Company or any of the Subsidiaries pending or, to the Knowledge of the Company or the Selling Stockholders, threatened by any labor organization or group of Employees.

•           There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against or involving the Company or any of the Subsidiaries.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or the Selling Stockholders, threatened by or on behalf of any Employee or group of Employees.

•           There are no material complaints, charges or claims against the Company or any of the Subsidiaries pending or, to Knowledge of the Company or the Selling Stockholders,

•           threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  Each of the Company and the Subsidiaries is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of the Subsidiaries within the six (6) months prior to Closing.

1.35           Litigation.  Except as set forth in Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against the Company or any of the Subsidiaries (or to the Knowledge of the Company or the Selling Stockholders, pending or threatened, against any of the officers, directors or employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body.  Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is subject to any Order, and neither the Company nor any Subsidiary is in breach or violation of any Order.  Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

1.36           Compliance with Laws; Permits.

•           The Company and the Subsidiaries are in compliance in all material respects with all Laws applicable to its business, operations or assets.  Neither the Company nor any Subsidiary has received any notice of or, to the Knowledge of the Company or the Selling Stockholders, been charged with the violation of any Laws.  To the Knowledge of the Company or the Selling Stockholders, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

•           Schedule 4.18 contains a list of all Permits which are required for the operation of the business of the Company and the Subsidiaries as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial.  The Company and the Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial.  Neither the Company nor any Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Company or the Selling Stockholders, there are no facts or circumstances which could form the basis for any such default or violation.  There are no Legal Proceedings pending or, to the

•           Knowledge of the Company or the Selling Stockholders, threatened, relating to the suspension, revocation or modification of any Company Permit.  Assuming that the consents or waivers (as applicable) set forth on Schedule 4.3 are obtained, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

1.37           Environmental Matters.  Except as set forth on Schedule 4.19 hereto:

•           the operations of the Company and each of the Subsidiaries are and have been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company or the Selling Stockholders, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or the Selling Stockholders, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

•           neither the Company nor any of the Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

•           no claim has been made or is pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against the Company or any Subsidiary alleging either or both that the Company or any of the Subsidiaries may be in violation of any Environmental Law or Environmental Permit or may have any material liability under any Environmental Law;

•           to the Knowledge of the Company or the Selling Stockholders, no facts, circumstances or conditions exist with respect to the Company or any of the Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or any property to which the Company or any of the Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of the Subsidiaries incurring material unbudgeted Environmental Costs and Liabilities;

•           there are no investigations of the business or operations, currently or, to the Knowledge of the Company or the Selling Stockholders, previously owned, operated or leased property of the Company or any of the Subsidiaries pending or, to the Knowledge of the Company or the Selling Stockholders, threatened which could lead to the imposition of any material Environmental Costs and Liabilities or Liens under Environmental Law;

•           the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company or any Subsidiary with respect to environmental matters;

•           there is not located at any of the properties currently or (while owned, operated or leased by the Company or any Subsidiary) previously owned, operated or leased by the Company or any of the Subsidiaries any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

•           the Company has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed by or on behalf of the Selling Stockholders, the Company or any of its Subsidiaries with respect to the currently or previously owned, leased or operated properties of the Company or any of the Subsidiaries.

1.38           Insurance.  The Company and the Subsidiaries have insurance policies in full force and effect (a) for such amounts as are reasonable for all requirements of Law and all agreements to which the Company or any of the Subsidiaries is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company and the Subsidiaries.  Set forth in Schedule 4.20 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.  Except as set forth on Schedule 4.20, no event relating to the Company or any of the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company or the Selling Stockholders, no threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries during such period.  Except as noted on Schedule 4.20, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.  No event has occurred, including the failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of the Subsidiaries under any such insurance policies.

1.39           Inventories.  Subject, in each instance, to the effects of the proviso contained in the last sentence of the first paragraph of Section 4.7(a):  (a) the inventories of the Company and the Subsidiaries are in good and marketable condition, and are usable and of a quantity and quality saleable in the Ordinary Course of Business; (b) the inventories of the Company and the Subsidiaries set forth in the Balance Sheet were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied; (c) adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied; and (d) the inventories of the Company and the Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice.

1.40           Accounts and Notes Receivable and Payable

•           Subject, in each instance, to the effects of the proviso contained in the last sentence of the first paragraph of Section 4.7(a):  (i) all accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms; (ii) all accounts and notes receivable of the Company and the Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied; (iii) all accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied; and (iv) none of the accounts or the notes receivable of the Company or any of the Subsidiaries (A) are subject to any setoffs or counterclaims or (B) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

•           All accounts payable of the Company and the Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

1.41           Related Party Transactions.  Except as set forth on Schedule 4.23, no employee, officer, director, stockholder, partner or member of the Company of any of the Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries, (iv) has any claim or cause of action against the Company or any of the Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

1.42           Customers and Suppliers.

•           Schedule 4.24(a) sets forth a list of the thirty (30) largest customers and the ten (10) largest suppliers of the Company and the Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2006 and 2005, showing the approximate total sales by the Company and the Subsidiaries to each such customer and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such period.

•           Except as set forth on Schedule 4.24(b), since the Balance Sheet Date, no customer or supplier listed on Schedule 4.24(a) has terminated its relationship with the Company or any of the Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and, to the Knowledge of the Company or the Selling Stockholders, no customer or supplier listed on Schedule 4.24(a) has notified the Company or the Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of the Subsidiaries.

1.43           Product Warranty; Product Liability.

•           To the Knowledge of the Company and the Selling Stockholders, each product manufactured, sold or delivered by the Company or any of the Subsidiaries in conducting its business has been in material conformity with all product specifications, all express and implied warranties and all applicable Laws.  Neither the Company nor any of the Subsidiaries has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.

•           Neither the Company nor any of the Subsidiaries has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Subsidiaries.  Neither the Company nor any of the Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of the Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or an behalf of the Company or any of the Subsidiaries.

1.44           Banks; Power of Attorney.  Schedule 4.26 contains a complete and correct list of the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 4.26, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

1.45           Certain Payments.  To the Knowledge of the Company or the Selling Stockholders, none of the Company, any Subsidiary or any Selling Stockholder or any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made in violation of any Law any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any Subsidiary, (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (b) established or maintained any fund or asset with respect to the Company or any Subsidiary that has not be recorded in the books and records of the Company and the Subsidiaries.

1.46           Certain Governmental Matters.  Neither the Company nor any Subsidiary has received from any U.S. Governmental Body or any prime contractor or subcontractor from a U.S. Governmental Body any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.  “Government Contract” means any prime contract with a U.S. Governmental Body and any subcontract with a prime contractor or higher tier subcontractor under a prime contract with a U.S. Governmental Body.

1.47           Financial Advisors.  Except as set forth on Schedule 4.29, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.  On and after the Closing Date, none of the Company, its Subsidiaries, Purchaser or any other Purchaser Indemnified Party is or will be obligated or liable for the payment of any fee or commission or like payment in respect of any broker, finder or financial advisor for the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Stockholders that:

1.48           Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

1.49           Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

1.50           Conflicts; Consents of Third Parties.

•           None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation  or acceleration of any obligation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Purchaser; (ii) any Contract, or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

•           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.

1.51           Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

1.52           Investment Intention.  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

1.53           Financial Advisors.  Except for Stephens, Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

1.54           Financing.  Schedule 5.7 sets forth complete and correct copies of firm commitment letters from the financial institutions signatories thereto for the debt financing to be used in connection with the transactions contemplated hereby (the “Financing”).  The amount of the Financing, together with other financing to be provided by Purchaser, will provide sufficient funds for Purchaser to consummate the transactions contemplated by this Agreement.

COVENANTS

1.55           Access to Information; Confidentiality.  The Company shall, and the Company shall cause the Subsidiaries to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders and other financing

1.56           sources and each of their respective representatives, access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s and the Subsidiaries’ respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or the Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or any of the Subsidiaries’ systems of internal control), Contracts and records of the Company and the Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations.  Prior to the Closing, the Company shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company and each of the Subsidiaries.  The Company shall authorize and direct the appropriate directors, managers and employees of each such Subsidiary to discuss matters involving the operations and business of the Company or such Subsidiary, as the case may be, with representatives of Purchaser and its prospective lenders or placement agents and other financial sources.  All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of (a) the Confidentiality Agreement dated January 9, 2007 among Purchaser and the Company, (b) the Non-Disclosure Non-Use and Confidentiality Agreement dated March 21, 2007 among Purchaser and the Company and certain of their Affiliates and certain representative persons thereof, and (c) the Mutual Non-Disclosure Agreement dated June 13, 2007 among Purchaser and the Company (collectively, the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Purchaser and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.  Notwithstanding the foregoing, the Company and the Subsidiaries shall not be required to disclose any information if such disclosure would contravene any applicable Law.

1.57           Conduct of the Business Pending the Closing.

•           Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, the Selling Stockholders and the Company shall, and the Company shall cause the Subsidiaries to:

•       conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

•       use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and the Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and the Subsidiaries (including customers and suppliers);

•       maintain (A) all of the assets and properties of, or used by, the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B)

•       insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

•      (A) maintain the books, accounts and records of the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all contractual and other obligations of the Company and the Subsidiaries;

•      comply with the capital expenditure plan of the Company and the Subsidiaries for the current fiscal year, including making such capital expenditures in the amounts and at the times set forth in such plan; and

•      comply in all material respects with all applicable Laws.

•           Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, the Selling Stockholders and the Company shall not, and the Company shall cause the Subsidiaries not to:

•       declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

•       transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in,  the Company or any of the Subsidiaries;

•       effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amend the terms of any outstanding securities of the Company or any Subsidiary;

•       amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company or any of the Subsidiaries;

•       except in the Ordinary Course of Business, (A) increase the salary or other compensation of any director, officer or employee of the Company or any of the Subsidiaries, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors,

•       officers, employees, agents or representatives of the Company or any of the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Subsidiary (or amend any such agreement to which the Company or any of the Subsidiaries is a party);

•       issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of the Subsidiaries, except in the Ordinary Course of Business; or modify the terms of any Indebtedness or other Liability;

•       subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company or any of the Subsidiaries;

•       acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company and the Subsidiaries, other than in the Ordinary Course of Business;

•       enter into or agree to enter into any merger or consolidation with any corporation or other entity; or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

•       cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Subsidiaries except in the Ordinary Course of Business;

•       enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $50,000 for any individual commitment and $250,000 for all commitments in the aggregate;

•       enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;

•       introduce any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

•       except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

•       make a change in its accounting or Tax reporting principles, methods or policies;

•       (A) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Purchaser a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld or delayed);

•       enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

•       terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

•       settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $150,000;

•       change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

•       take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

•       agree to do anything (A) prohibited by this Section 6.2, (B) which would make any of the representations and warranties of the Selling Stockholders in this Agreement or any of the Selling Stockholder Documents or Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect; and

•       fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property.

•       Notwithstanding any of the foregoing terms of this Section 6.2 or any other terms and provisions of this Agreement to the contrary, on or prior to the Closing, the Company shall sell, transfer, assign, convey or otherwise deliver those assets identified on Schedule 6.2 hereto (the “Distributable Assets”) to the Selling Stockholders or such other Person(s) as they may choose and such actions (subject to their being taken in the manner described in this Section 6.2) shall not cause a failure of any of the representations and warranties made by the Selling Stockholders in this Agreement or any Selling Stockholder Document or Company to be true and correct or otherwise constitute a breach of any other covenant or other agreement on the part of the Company or the Selling Stockholders pursuant to this Agreement.  The sale, transfer, assignment, conveyance or other delivery of the Distributable Assets shall in any event be pursuant to agreements, instruments and other documentation in form and substance reasonably acceptable to Purchaser, including, without limitation, that, other than as specifically identified on Schedule 6.2, none of the Company, its Subsidiaries or any Purchaser Indemnified Parties shall retain or otherwise be responsible or obligated for any Liabilities relating to any of the Distributable Assets (including any thereof based upon, attributable to or resulting from the Company’s or an applicable Subsidiary’s maintenance, operation and ownership of any such Distributable Assets prior to such sale, transfer, assignment, conveyance or other delivery).

1.58           Third Party Consents.  The Selling Stockholders and the Company shall use, and the Company shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.3(b) and 4.3(b) hereof (except for such matters covered by Section 6.4).  All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any such consent, waiver or approval.

1.59           Governmental Consents and Approvals.

•           Each of Purchaser, the Selling Stockholders and the Company shall use, and the Company shall cause each of the Subsidiaries to use, its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations  from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.3(b), 4.3(b) and 5.3(b).  Without limiting the foregoing, Purchaser, Selling Stockholders and the Company shall (i) make all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as

•           promptly as practicable and, in any event, within three (3) Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Body.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

•           Each of Purchaser, the Selling Stockholders and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Law, the Selling Stockholders and the Company shall use commercially reasonable efforts, and Purchaser shall cooperate with the Selling Stockholders and the Company, to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Purchaser and the Selling Stockholders decide that litigation is not in their respective best interests.  Each of Purchaser, the Selling Stockholders and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or

•           other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 6.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s or any of the Subsidiaries’ respective businesses or (v) to waive any of the conditions set forth in Article VII of this Agreement.  Purchaser shall pay the fees associated with filings required by the HSR Act.

1.60           Further Assurances.  Subject to, and not in limitation of, Section 6.4, each of the Selling Stockholders, the Company and Purchaser shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

1.61           No Shop.

•           The Selling Stockholders and the Company shall not, and shall not permit the Subsidiaries or any of the Affiliates, directors, officers, employees, representatives or agents of the Selling Stockholders, the Company or any of the Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of the Subsidiaries or any capital stock or other ownership interests of the Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

•           The Selling Stockholders and the Company shall (and the Selling Stockholders and the Company shall cause their Representatives to, and the Company shall cause the Subsidiaries and their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction.  The Selling Stockholders and the Company agree not to (and the Company agrees to cause the Subsidiaries not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Subsidiaries is a party.

1.62           Non-Competition; Non-Solicitation; Confidentiality.

1.63           In consideration of Purchaser’s purchase of the goodwill and business relationships of the Company and its Subsidiaries hereunder, for a period of three (3) years from and after the Closing Date, the Selling Stockholders shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaging in the Territory in a business the same or similar to that, or that otherwise competes with, Purchaser, the Company or any of the Subsidiaries (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.7(a) shall not restrict (i) the acquisition by the Selling Stockholders, directly or indirectly, of less than two percent (2%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business and (ii) the business and activities of the trustee of the Trust other than solely those business and activities engaged in on behalf of the Trust.  The automated payment processing and cash flow management system business of CFO-PE Strategies, LLC, and incidental activities relating thereto, as engaged in as of the date hereof, shall not constitute a Restricted Business; provided, however, that the foregoing shall not permit CFO-PE Strategies, LLC to engage in business (other than in Canada, which shall be excluded from the Territory for this purpose) with (A) the industrial distribution companies that have over ninety percent (90%) of their aggregate business and operations or revenues in supplying the following industrial products:  bearings and power transmission, pumps, pipes, valves and fittings, fluid power, rubber belts and hoses; or (B) those supply chain service businesses listed on Schedule 6.7(a).

•           Additionally, in consideration of Purchaser’s purchase of the goodwill and business relationships of the Company and its Subsidiaries hereunder, for a period of three (3) years from and after the Closing Date, the Selling Stockholders shall not, and shall cause their directors, officers and Affiliates not to, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of Purchaser, the Company or the Subsidiaries to leave such employment or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of Purchaser, the Company or any of the Subsidiaries (including any existing or former customer of the Company or the Subsidiaries and any Person that becomes a client or customer of Purchaser, the Company or any of the Subsidiaries after the Closing) or any other Person who has a material business relationship with Purchaser, the Company or any of the Subsidiaries, to terminate or modify any such actual or prospective relationship.

•           From and after the Closing Date, the Selling Stockholders shall not and shall cause their directors, officers and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below).  The Selling Stockholders shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Selling Stockholders shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 6.7(c), “Confidential Information” means any information with respect to Purchaser, the Company or

•           any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) is or has been independently developed by a Selling Stockholder or an Affiliate without use or reference to or other derivation from any Confidential Information, or (iv) refers to Purchaser, the Company or any of the Subsidiaries as customers of CFO-PE Strategies, LLC or that provides historical information of benefits or services CFO-PE Strategies, LLC has provided them (or makes them available as a customer reference thereof), provided, however, that such information does not disclose or make reference to any customers or suppliers relationships of Purchaser, the Company and any of the Subsidiaries and of Confidential Information relating to any such customer or supplier relationships.

•           The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Purchaser, the Company or its Subsidiaries (as applicable), the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate.  Therefore, Purchaser and the Company will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.  In the event that Purchaser were to seek damages for any breach of this Section 6.7, the portion of the consideration delivered to the Selling Stockholders hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

•           The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

1.64           Preservation of Records.  Subject to any retention requirements relating to the preservation of Tax records, the Selling Stockholders and Purchaser agree that each of them shall (and Purchaser shall cause the Company and the Subsidiaries to) preserve and keep the records held by them on the date of this Agreement relating to the respective businesses of the Company and the Subsidiaries for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Selling Stockholders, the Company, the Subsidiaries or Purchaser or any of their Affiliates or in order to enable the Selling Stockholders or Purchaser to

1.65           comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

1.66           Publicity.

•           None of the Purchaser, Selling Stockholders or the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

•           Each of Purchaser, the Selling Stockholders and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

1.67           Environmental Matters.

•           The Company shall permit Purchaser and Purchaser's environmental consultant, to conduct such additional investigations (including investigations known as “Phase I” and “Phase II” environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company or any Subsidiary and the operations conducted thereat (subject to any limitations contained in valid, previously executed leases) as Purchaser, in its reasonable discretion, shall deem necessary (“Purchaser's Environmental Assessment”).  Purchaser acknowledges that it has used commercially reasonable efforts to complete the Purchaser’s Environmental Assessment prior to the date hereof and agrees that any further investigations from and after the date hereof shall be limited to those that the Purchaser believes absolutely are necessary.  Purchaser agrees that any such remaining investigation as part of Purchaser’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company.

•           The Company shall promptly file all materials required by Environmental Laws as a result of or in furtherance of the transaction contemplated hereunder, including any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Company’s business.  Purchaser shall cooperate in all reasonable respects with the Company with respect to such filings.

1.68           Cooperation with Financing.  In order to assist with obtaining the Financing, the Selling Stockholders and the Company shall, and the Company shall cause the Subsidiaries to, provide such assistance and cooperation as Purchaser may reasonably request,

1.69           including (i) cooperating with prospective lenders and their respective advisors in performing their due diligence and (ii) helping procure other definitive financing documents or other reasonably requested certificates or documents at Purchaser’s cost.

1.70           Related-Party Transactions with Non-Management Affiliates.  On or prior to the Closing Date, the Company and the Subsidiaries shall (a) terminate all Contracts with any of the Selling Stockholders or their respective Affiliates (other than (i) those Contracts set forth on Schedule 6.12 and (ii) Contracts between the Company and the Subsidiaries, Contracts between the Company and the Subsidiaries and their respective officers and employees and Contracts the continuation of which Purchaser has approved in writing) and (b) deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.12 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company or any of the Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

1.71           Monthly Financial Statements.  As soon as reasonably practicable, but in no event later than twenty (20) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchaser with (a) unaudited monthly financial statements and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month.  As soon as reasonably practicable, but in no event later than twenty (20) days after the end of each calendar month, during the period from the date hereof to the Closing, the Company shall provide Purchaser with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company and the Subsidiaries in the Ordinary Course of Business) of each of the Subsidiaries for which financial statements are prepared (to the extent the same are prepared in the Ordinary Course of Business) for such preceding month.

1.72           Employee Matters.  From and after the date hereof, and after the Closing Date Purchaser shall cause, the Company and its Subsidiaries to retain their current employees subject, except with respect to those employees that are executive officers of the Company and its Subsidiaries, to the discretion of the Company’s president and chief financial officer (including from and after the Closing Date when Purchaser has purchased the Company and its Subsidiaries pursuant hereto), and the employment of such employees shall be on terms and conditions, including in respect of benefits and other compensation programs, no less favorable, in the aggregate, than as those that the Company and its Subsidiaries provides as of the date hereof; the retained employees shall not be required to complete any additional pre-employment screening or testing as a condition of continued employment as of the Closing with the Company or its Subsidiaries; provided, however, that the foregoing shall not change the “at-will” condition of employment generally of such employees or limit Purchaser’s, the Company’s or any applicable Subsidiary’s ability to conduct random drug testing of the retained employees.  If, in the future, Purchaser determines that the employees of the Company and its Subsidiaries should be transferred from the employee benefit programs maintained by the Company and its Subsidiaries to those provided or otherwise maintained by Purchaser generally for its employees (other than those that may have been previously provided or maintained generally for the employees of the Company and its Subsidiaries), then Purchaser shall provide such employee

1.73           benefits that are no less favorable, in the aggregate, than those provided and maintained by the Company and its Subsidiaries for such employees as of the date hereof and shall, for purposes of eligibility, vesting and levels of benefits under any such employee benefit programs of Purchaser, credit each such employee with his or her years of service with the Company and its Subsidiaries to the same extent as such employee was entitled under those employee benefit programs maintained by the Company and its Subsidiaries for such employees as of the date hereof.  Additionally, any such employee benefit programs provided or otherwise maintained by Purchaser generally for its employees to which Purchaser transfers the employees of the Company and its Subsidiaries (if any transfer shall occur) shall not deny such employees coverage on the basis of pre-existing conditions (and shall not require any conditional screening or testing for purposes thereof) and shall credit such transferred employees for any deductibles and out-of-pocket expenses paid in the year of such transfer in the employee benefit programs of the Company and its Subsidiaries.

1.74           Notification of Certain Matters.  The Selling Stockholders shall give notice to Purchaser and Purchaser shall give notice to the Selling Stockholders, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of the Selling Stockholders, the Company or any of the Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

1.75           Debt.  No later than the third Business Day prior to the Closing Date, the Company shall provide Purchaser with (i) a certificate of the Company setting forth an estimate of the balance of all Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date and (ii) customary pay-off letters from all holders of Indebtedness to be repaid as of or prior to the Closing.  The Company shall also make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Purchaser prior to the Closing such that all Liens on the assets or properties of the Company or any of the Subsidiaries that are not Permitted Exceptions shall be satisfied, terminated and discharged on or prior to the Closing Date.  On the Closing Date prior to the Closing, the Company shall deliver to Purchaser a certificate of the Company setting forth all Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date.

1.76           Resignation of Directors.  The Selling Stockholders shall cause each of the directors of the Company and the Subsidiaries to submit a letter of resignation effective on or before the Closing Date.

1.77           Nomination of Director for Purchaser Board.  Upon consummation of the Closing, Purchaser shall use reasonable efforts to appoint a person named by the Controlling Owner to the Board of Directors of Purchaser; provided, however, that such right and appointment of such person named by the Controlling Owner shall be subject to (a) the rules and requirements of applicable Law as well as the rules and regulation promulgated by the United States Securities and Exchange Commission and by any other self-regulatory organization applicable to Purchaser’s securities and governance obligations in respect thereof and (b) such person’s meeting the applicable requirements for serving on Purchaser’s Board of Directors (whether under Purchaser’s organizational documents or applicable Law, including the rules and regulations noted under clause (a)).  In recognition of such foregoing provision, Purchaser shall undertake to have liability coverage under Purchaser’s director and office insurance policy as set forth on Schedule 6.18.

CONDITIONS TO CLOSING

1.78           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

•           the representations and warranties of the Selling Stockholders qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

•           the Selling Stockholders and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

•           there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the date of this Agreement;

•           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

•           Purchaser shall have received (i) a certificate signed by the Stockholder Representative, for and on behalf of each of the Selling Stockholders and (ii) a certificate signed by each of the chief executive officer, chief operating officer and chief financial officer of the Company, each in form and substance reasonably satisfactory to Purchaser, dated the Closing

•           Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(d) have been satisfied in all respects; provided that with respect to Section 7.1(a), the chief executive officer, chief operating officer and chief financial officer of the Company shall only be required to certify as to the representations and warranties contained in Article IV;

•           the waiting period under the HSR Act shall have expired or early termination shall have been granted;

•           the Selling Stockholders and the Company shall have obtained those consents, approvals, orders and authorizations, the issuance, reissuance and transfer of Permits, and made the registrations, declarations and filings listed on Schedule 7.1(g) in a form satisfactory to Purchaser and copies thereof shall have been delivered to Purchaser;

•           Purchaser shall have received the written resignations and release of claims to fees or expenses of each of the directors and officers of the Company and the Subsidiaries identified by Purchaser prior to Closing, each in form and substance reasonably satisfactory to Purchaser;

•           each of the employment agreements of Christopher W. Circo, as the Company’s president, and Chuck Strader, as its chief financial officer, dated as of the date hereof to be effective upon the Closing Date (and set forth in Schedule 7.1(i)), shall be (subject only to such condition of effectiveness) in full force and effect;

•           all stock or other outstanding equity interests in Subsidiaries of the Company or any of the Company’s Subsidiaries not owned by the Company or such Subsidiary as of the date hereof (including, without limitation, with respect to Precision de Mexico) shall have been transferred to Purchaser (or as directed by Purchaser), free and clear of all Liens;

•           [omitted];

•           Purchaser shall have received any material items listed in Sections 2.5 and 2.6 (and, for purposes hereof, any items that are required for delivery by Purchaser or the Company as a condition to closing the Financing shall be deemed to be material);

•           the Stockholder Representative and the Escrow Agent shall have entered into and executed the Escrow Agreement, substantially in the form of Exhibit B hereto;

•           the Controlling Owner shall have entered into and executed an Access Agreement, substantially in the form of Exhibit C hereto;

•           the sale, transfer, assignment, conveyance or other delivery of the Distributable Assets in accordance with Section 6.2(c) shall be pursuant to agreements, instruments and other documentation in form and substance reasonably acceptable to Purchaser;

•           the Company and Controlling Owner or the applicable Affiliates or Related Persons thereof shall have entered into and executed leases (or other lease documentation) for the facilities of the Company and its Subsidiaries listed on Schedule 7.1(p)

•           hereto, in each case subject to the basic terms and provisions as described on Schedule 7.1(p) and otherwise in form and substance reasonably acceptable to Purchaser, and each of the Affiliates or Related Persons (as applicable) of the Company and the Subsidiaries that leases real property to the Company or a Subsidiary (as applicable) shall have executed and delivered a form of release document, dated as of the Closing Date and substantially in the form included with Schedule 7.1(p) hereto, regarding each such leased property;

•           (i) Neterprise, Inc., an Affiliate of the Controlling Owner, shall have entered into and executed an amendment to the Software License Agreement, dated and effective July 22, 1999, with the Company, substantially in the form included in Schedule 7.1(q), with the Company, and (ii) CFO-PE Strategies, LLC, another Affiliate of the Controlling Owner, shall have entered into and executed a technology license agreement, substantially in the form also included in Schedule 7.1(q), with Purchaser and, subject to the payment by Purchaser for the license under clause (ii) at the time of Closing, such agreements shall be in full force and effect; and

•           Purchaser shall have received written evidence, in the form and substance provided by Purchaser to Controlling Owner on or prior to the date hereof, that the Selling Stockholders and their Affiliates have irrevocably and unconditionally released the Company and the Subsidiaries from any and all Liabilities to the Selling Stockholders and their Affiliates (other than pursuant to arrangements as specifically contemplated by the terms and conditions hereof).

1.79           Conditions Precedent to Obligations of the Selling Stockholders.  The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Selling Stockholders in whole or in part to the extent permitted by applicable Law):

•           the representations and warranties of Purchaser set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

•           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

•           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

•           Purchaser and the Escrow Agent shall have entered into and executed the Escrow Agreement, substantially in the form of Exhibit B hereto;

•           the Selling Stockholders shall have obtained those, consents, approvals, orders, authorizations, the issuance, reissuance and transfer of Permits, and made the registrations, declarations and filings listed on Schedule 7.2(e);

•           Purchaser and the Company shall have entered into and executed an Access Agreement, substantially in the form of Exhibit C hereto; and

•           the waiting period under the HSR Act shall have expired or early termination shall have been granted and Purchaser shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

INDEMNIFICATION

1.80           Survival of Provisions.

•           The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Selling Stockholder Document, Company Document or Purchaser Document shall survive the Closing through and including the first (1st) anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes), 4.29 (Financial Advisors), 5.1 (Organization), 5.2 (Authorization) and 5.6 (Financial Advisors) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”).

•           No claim for a breach of a Pre-Closing Covenant may be made or brought by any party hereto after the first (1st) anniversary of the Closing Date.

•           Notwithstanding any of the foregoing provisions to the contrary, the obligations for indemnification as provided under Section 8.2 shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3 before the termination of the applicable Survival Period.

1.81           Indemnification.

•           Subject to Sections 8.1, 8.4 and 8.5 hereof, the Selling Stockholders hereby agree, jointly and severally (except as provided in Section 8.4(d)), to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations,

•           deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

•      based upon, attributable to or resulting from the failure of any of the representations and warranties made by the Selling Stockholders in this Agreement to be true and correct at of the date hereof and at and as of the Closing Date;

•      based upon, attributable to or resulting from the breach of any Pre-Closing Covenant on the part of the Company or any Selling Stockholders;

•      based upon, attributable to or resulting from the breach of any covenant or other agreement under Sections 2.7, 2.8, 6.7, 6.8, 6.9, 9.3, Article X and this Article VIII, as well as those covenants and agreements related to certain state tax matters set forth in Schedule 4.10(a) and relating to certain federal and state tax matters set forth in Schedule 6.2, on the part of the Selling Stockholders under this Agreement;

•      arising from or related to (A) any Company Transaction Expenses (to the extent and only if any such Company Transaction Expenses (I) are an obligation or Liability of a Purchaser Indemnified Party after the Closing and (II) are not included in Included Current Liabilities for purposes of calculation of the Closing Working Capital and, thus, not incorporated into the adjustment as provided under Section 2.7) or (B) Indebtedness of the Company or any of its Subsidiaries, in each case to the extent not paid by the Selling Stockholders or the Company or the Subsidiaries prior to the Closing or paid contemporaneously with the Closing; and

•      based upon, attributable to or resulting from any Legal Proceeding that on or prior to the Closing Date shall have been instituted against the Selling Stockholders, the Company or any of the Subsidiaries, or Purchaser, seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated by this Agreement.

•           Subject to Sections 8.1, 8.4 and 8.5 hereof, Purchaser hereby agrees to indemnify and hold the Selling Stockholders and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Selling Stockholder Indemnified Parties”) harmless from and against, and pay to the applicable Selling Stockholder Indemnified Parties the amount of any and all Losses:

•      based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct at the date hereof and as of the Closing Date;

•      based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement.

•      The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

1.82           Indemnification Procedures.

•           A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII.

•           In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation (subject to the limitations of Section 8.4) to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required

•           to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

•           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party (or the Stockholder Representative, in the case of a claim for indemnification for which payment may be sought under Section 8.2(b), and the indemnifying party (or, in the case of a claim for indemnification for which payment may be sought under Section 8.2(a), the Stockholder Representative) shall have arrived at a mutually binding agreement with respect to a claim for indemnification hereunder, the indemnified party (or, as applicable, the Stockholder Representative) shall forward to the indemnifying party (or, in the case of a claim for indemnification for which payment may be sought under Section 8.2(a), the Stockholder Representative) notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

•           Following the determination of any applicable amount that the Selling Stockholders shall be obligated to indemnify pursuant to Section 8.2(a)(i) or 8.2(a)(ii), the Stockholder Representative shall (i) promptly direct, in accordance with Section 8.6, the Escrow Agent to distribute to the applicable Purchaser Indemnified Party such amount in satisfaction of such obligations and (ii) to the extent such applicable amounts are not within the Cap but are properly payable pursuant to Sections 8.2 and 8.4, notify the Selling Stockholders so that payment may be made to the applicable Purchaser Indemnified Party by each such Selling Stockholder in satisfaction of its respective obligations under Section 8.2(a).

1.83           Limitations on Indemnification.

(a)           An indemnifying party shall not have any liability under Section 8.2(a)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $1,000,000 (the “Rep Basket”) and, in such event, the indemnifying party shall be required to pay only the amount of such Losses in excess of $250,000 (the “Rep Deductible”); provided that the Rep Basket and Rep Deductible limitations shall not apply to Losses related to breaches of representations and warranties as set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes) and  4.29 (Financial Advisors).

(b)           The Selling Stockholders shall not have any liability for indemnification under Section 8.2(a)(ii) hereof unless the aggregate amount of Losses incurred by Purchaser Indemnified Parties and indemnifiable thereunder based upon, attributable to or resulting from the breach of any Pre-Closing Covenant on the part of the Company or any Selling Stockholders exceeds $100,000 (the “Covenant Basket”) and, in such event the Selling Stockholders shall be required to pay the amount of such Losses only to the extent of such excess.  Notwithstanding any of the foregoing provisions to the contrary, to the extent that any liability for indemnification by the Selling Stockholders based upon, attributable to or resulting from a breach of a Pre-Closing Covenant on the part of the Company or any Selling Stockholders is also covered under this Agreement under indemnification obligations of the Selling Stockholders relating to a breach of a representation or warranty of the Selling Stockholders, then such liability shall be deemed to arise and be incurred pursuant to Section 8.2(a)(i) and, thus, be subject to the Rep Basket and Rep Deductible for purposes of the limitations set forth in this Section 8.4.

(a)           The Selling Stockholders shall not be required to indemnify any Person under Sections 8.2(a)(i) and 8.2(a)(ii) for an aggregate amount of Losses exceeding an amount equal to $5,000,000 of the Purchase Price (the “Cap”); provided that there shall be no Cap with respect to Losses related to breaches of any representations or warranties contained in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes) and 4.29 (Financial Advisors) of this Agreement.

(b)           Notwithstanding anything herein to the contrary, (i) no Selling Stockholder, other than the Controlling Owner, shall be liable for indemnification obligations in an amount in excess of its respective portion of the Purchase Price received (or, in respect of the Indemnity Escrow Amount, receivable) pursuant hereto and (ii) the Trust shall have no liability for indemnification obligations hereunder

(c)           The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any (i) amounts actually recovered by the indemnified party pursuant to any indemnification by or indemnification or other agreement with any third party or (ii) insurance proceeds or other cash receipts or sources of reimbursement actually received (in each case, net of any costs of collection or increased premiums relating thereto); provided, however, that clause (ii) shall apply only if the effect of such provision does not constitute an impermissible waiver of the insurer’s rights of subrogation against the indemnifying party.  The parties acknowledge and agree that nothing in this Section 8.4(e) shall (i) create an obligation of any party to maintain any form or level of insurance or other arrangements after the Closing, (ii) name any other party as an additional indemnitee, insured or other party or (iii) obtain approval for any waiver of rights of subrogation.

(d)           For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(e)           The Selling Stockholders shall have no right of contribution or other recourse against the Company or the Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third

(f)           Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.

1.84           Tax Matters.

•           Tax Indemnification.  The Selling Stockholders hereby agree to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the Purchaser Indemnified Parties the amount of, any and all Losses respect of (i) all Taxes of the Company and the Subsidiaries (or any predecessor thereof) (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 8.5(d)); (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) the failure of any of the representations and warranties contained in Section 4.10 to be true and correct in all respects or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iv) any recapture of Nebraska LB 775 tax credits from the Company due to the failure to meet or maintain the requirements of LB 775 prior to the Closing Date; and (v) any Taxes resulting from, arising out of or based on the Section 338(h)(10) Election (as defined in Section 8.5(b)).

•           338(h)(10) Election.

•      The Selling Stockholders shall join with Purchaser in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Election”) with respect to the Company and each of the Subsidiaries.  For the purpose of making the Section 338(h)(10) Election for federal income Tax purposes, on or prior to the Closing Date, the Selling Stockholders shall deliver to Purchaser an executed original IRS Form 8023 (or successor form).  If no Section 338(h)(10) Election is to be made, the Form 8023 will be returned to the Selling Stockholders within 120 days after the Closing Date.  If a Section 338(h)(10) Election is to be made, Purchaser will file the Form 8023 with the IRS.  At least 30 days prior to the due date of such form Purchaser will provide the Stockholder Representative a copy of the proposed Form 8023 and all attachments thereto and Purchaser shall negotiate in good faith with the Stockholder Representative concerning any reasonable adjustments thereto.

•      Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election.  In addition to the Form 8023, the Selling Stockholders shall execute (or cause to be executed) and deliver to Purchaser such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least 15 days prior to the date such Section 338(h)(10) Election is required to be filed.

•      Purchaser and the Selling Stockholders shall file, and shall cause their Affiliates to file, all Tax Returns and statements, form and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

•      If Purchaser notifies the Selling Stockholders of its intent to make a Section 338(h)(10) Election, the allocation statement set forth on Schedule 8.5(b) (the “Allocation Statement”), which allocates the Purchase Price and any other items that are treated as additional Purchase Price for tax purposes among the Company and the Subsidiaries and among the different items of assets of the Company and the Subsidiaries, shall be applicable.  All Tax Returns and reports filed by Purchaser, the Selling Stockholders and their respective Affiliates shall be prepared consistently with such Allocation Statement.

•           Filing of Tax Returns; Payment of Taxes.

•      The Company shall (and shall cause the Subsidiaries to) timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon.  All such Tax Returns shall be prepared in all material respects in a manner consistent with prior practice.  The Company shall provide Purchaser with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval.  The Selling Stockholders and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Selling Stockholders and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.5(g), which resolution shall be binding on the parties.

•      Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company and the Subsidiaries after the Closing Date and, subject to the rights to payment from the Selling Stockholders under Section 8.5(c)(iii), pay or cause to be paid all Taxes shown due thereon; provided that, if an applicable Tax Return sets forth Taxes for which the Selling Stockholders are responsible (including, without limitation, as an indemnification obligation under this Section 8.5) then Purchaser shall provide a copy of such Tax Return to the Stockholder Representative at least ten (10) days prior to filing and shall negotiate in good faith with the Stockholder Representative concerning any reasonable adjustments thereto.

•      Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 8.5(c)(ii), the Selling Stockholders shall pay to Purchaser or the applicable Governmental Body the amount of Taxes, as reasonably determined by Purchaser, owed by the Selling Stockholders pursuant to the provisions of Section 8.5(a).  No payment pursuant to this Section 8.5(c)(iii) shall excuse the Selling Stockholders from its indemnification obligations pursuant to Section 8.5(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax

•      Returns exceeds the amount of the Selling Stockholders’ payment under this Section 8.5(c)(iii)

•           Straddle Period Tax Allocation.  The Company will, unless prohibited by applicable Law, close the taxable period of the Company and the Subsidiaries as of the close of business on the Closing Date.  If applicable Law does not permit the Company or a Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Selling Stockholders for the period up to and including the close of business on the day immediately preceding the Closing Date and (ii) to Purchaser for the period subsequent to the day immediately preceding the Closing Date; provided, however, that such allocation shall in no way affect the obligation of the Selling Stockholders to be responsible and liable for any and all Taxes (including, without limitation, arising out of or based on the Section 338(h)(10) Election) relating to the consummation of the transactions under this Agreement, other than such Taxes for which Purchaser is responsible as set forth under Section 8.5(f) hereof.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and the Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

•           Tax Audits.

•      If notice of any Legal Proceeding with respect to Taxes of the Company or any of the Subsidiaries (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 8.5(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 8.5 except to the extent that the other party is actually and materially prejudiced thereby.

•      Purchaser shall have the right, at the expense of the Selling Stockholders to the extent such Tax Claim is subject to indemnification by the Selling Stockholders pursuant to Section 8.5(a) hereof, to represent the interests of the Company and the Subsidiaries in any Tax Claim, provided that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, the Stockholder Representative shall represent the interests of the Company and shall not settle such claim without the consent of Purchaser, which consent shall not be unreasonably withheld.

•           Transfer Taxes.  Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Selling Stockholders against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

•           Disputes.  Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Stockholder Representative and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Selling Stockholders, on the one hand, and the Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

•           Time Limits.  Any claim for indemnity under this Section 8.5 may be made at any time prior to ninety (90) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

•           Exclusivity.  The indemnification provided for in this Section 8.5 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 4.10.  In the event of a conflict between the provisions of this Section 8.5, on the one hand, and the provisions of Sections 8.1 through 8.4, on the other, the provisions of this Section 8.5 shall control.

1.85           Indemnity Escrow.  On the Closing Date, Purchaser shall deposit with First National Bank of Omaha (the “Escrow Agent”), as agent to Purchaser and the Stockholder Representation (on behalf of the Selling Stockholders), in immediately available funds, to the account designated by the Escrow Agent, and amount equal to $5,000,000.00 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchaser, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”).  Any payment the Selling Stockholders are obligated to make to any Purchaser Indemnified Parties pursuant to this Article VIII shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient (and such claims are not subject to the Cap limitation under Section 8.4(c)) to pay any remaining sums due, then the Selling Stockholders shall be required to pay all of such additional sums due and owing to the applicable Purchaser Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.  On the first (1st) anniversary of the Closing Date, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay any Purchaser Indemnified Parties for any indemnification claim) to the Stockholder Representative (for distribution to the Selling Stockholders in accordance with their respective pro rata portion of the Purchase Price), except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article VIII asserted prior to such first (1st) anniversary but not yet resolved (“Unresolved Claims”).  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser Indemnified Parties for any such claims resolved in favor thereof) upon their resolution in accordance with this Article VIII and the terms of the Escrow Agreement.

1.86           Treatment of Indemnity Payments.  The Selling Stockholders and the Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all purposes, including relating to income Taxes.

1.87           Exclusive Remedy.  Except for claims for intentional acts of fraud by any of the Controlling Owner, the chief financial officer or chief operating officer of the Company, from and after the Closing, the sole and exclusive remedy available to the parties hereto for claims arising out of the subject matter of this Agreement shall be indemnification in accordance with this Article VIII.  Notwithstanding the foregoing, this Section 8.8 shall not (i) operate to interfere with or impede the operation under Sections 2.7, 2.8, 9.3 or this Article VIII for the resolution of certain disputes and payment of funds in respect thereof or (ii) limit the rights of the parties to seek non-monetary equitable remedies (including specific performance or injunctive relief).

TERMINATION

1.88           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

•           At the election of the Stockholder Representative or Purchaser after October 1, 2007 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; and provided, further, that either Purchaser or the Stockholder Representative shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed 60 days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 7.1(f) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws;

•           by mutual written consent of the Stockholder Representative and Purchaser;

•           by the Stockholder Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

•           by Purchaser if any Selling Stockholder or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Selling Stockholder or the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if

•           capable of being cured, shall not have been cured within ten (10) days following receipt by the Stockholder Representative of notice of such breach from the Purchaser; or

•           by the Stockholder Representative if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from the Stockholder Representative.

1.89           Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or the Stockholder Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser, the Company or the Selling Stockholders; provided, however, that the obligations of the parties under Section 6.9, Section 9.3 and Article X shall remain in full force and effect.

1.90           Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, any Selling Stockholder or the Company; provided, however, that in the event that this Agreement is terminated by the Stockholder Representative pursuant to Section 9.1(e) (for any reason other than solely for to the failure of the Closing to be consummated due to the failure to satisfy the conditions set forth in Section 7.1(f) or Section 7.1(g) at such time as the Stockholder Representative, the other Selling Stockholders and the Company are not in material default of any of their respective obligations hereunder) or by Purchaser pursuant to Sections 9.1(d) (for any reason other than solely for to the failure of the Closing to be consummated due to the failure to satisfy the conditions set forth in Section 7.1(f) or Section 7.1(g) at such time as Purchaser is not in material default of any of its obligations hereunder), then the Company, if the Stockholder Representative is such terminating party, or Purchaser, if Purchaser is such terminating party, shall pay to Purchaser (if the Stockholder Representative is such terminating party) or the Company (if Purchaser is such terminating party) a termination fee equal to $2,500,000.00 (as liquidated damages for any such termination.  Any payment required by the immediately foregoing sentence shall be made by the applicable party within five (5) Business Days after such applicable termination.  The obligations of the parties set forth in this Section 9.3, Section 6.9 and Article X hereof shall survive any such termination and shall be enforceable hereunder.

MISCELLANEOUS

1.91           Expenses.  Except as otherwise provided in this Agreement, each of the Selling Stockholders and Purchaser shall each bear its own expenses incurred in connection with

1.92           the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby.  Unpaid Company Transaction Expenses shall be accrued by the Company and its Subsidiaries and shall either be incorporated into the adjustment as provided under Section 2.7 as Included Current Liabilities for purposes of calculation of Closing Working Capital or otherwise be an obligation of the Selling Stockholders as provided under Section 8.2(a)(iv).  Notwithstanding anything to the contrary herein, Purchaser shall be responsible for and shall pay the fees associated with filings required by the HSR Act.

1.93           Stockholder Representative.

•           Each Selling Stockholder hereby irrevocably appoints Dennis P. Circo (the “Stockholder Representative”) as such Selling Stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the transfer of such Selling Stockholder’s Shares to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Selling Stockholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

•      to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement;

•      to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Selling Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

•      to terminate this Agreement if the Selling Stockholders are entitled to do so;

•      to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

•      to take all actions which under this Agreement may be taken by the Selling Stockholders and to do or refrain from doing any further act or deed on behalf of the Selling Stockholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Stockholder could do if personally present.

•      If Dennis P. Circo becomes unable to serve as Stockholder Representative,  Christopher W. Circo, or such other Person or Persons as may be designated by a majority of the Selling Stockholders, shall succeed as the Stockholder Representative.

1.94           Specific Performance.  The Selling Stockholders acknowledge and agree that a breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Selling Stockholders under this Agreement to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedy shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement.

1.95           Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

•           Except as otherwise specifically provided under Sections 2.7(b), 2.8 (with respect to clauses (a)(iii) and (b)(iii) of Schedule 2.8) and 8.5(g), the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Nebraska over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

•           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

•           THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

•           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, the Selling Stockholder Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

1.96           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska applicable to contracts made and performed in such state.

1.97           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company (on or prior to the Closing Date) or any Selling Stockholder, to:
    c/o Precision Industries, Inc.
    4611 S. 96th Street
    Omaha, NE 68127
    Facsimile:  (402) 827-1393
    Attention:  Dennis P. Circo, Chairman of the Board and Chief Executive Officer

With a copy to:
    McGrath North Mullin & Kratz, PC LLO
    First National Tower, Suite 3700
    1601 Dodge Street
    Omaha, NE 68102-1627
    Facsimile:  (402) 341-0216
    Attention:  David L. Hefflinger

If to Purchaser, to:
    DXP Enterprises, Inc.
    7272 Pinemont
    Houston, TX 77040
    Facsimile:  (713) 996-4701
    Attention:  David R. Little, Chief Executive Officer

With a copy to:
    Looper Reed & McGraw, P.C.
    1300 Post Oak Blvd., Suite 2000
    Houston, TX 77056
    Facsimile:  (713) 986-7100
    Attention:  Jeffrey D. Hopkins

1.98           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

1.99           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Shares and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business, provided, Purchaser shall remain primarily liable under this Agreement.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

1.100                      Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

1.101                      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
DXP ENTERPRISES, INC.

By: /s/David R. Little
David R. Little, Chief Executive Officer

PRECISION INDUSTRIES, INC.

By: /s/Dennis P. Circo
Dennis P. Circo, Chief Executive Officer

SELLING STOCKHOLDERS:

DENNIS P. CIRCO

/s/Dennis P. Circo

CHRISTOPHER W. CIRCO

/s/Christopher W. Circo

CIRCO ENTERPRISES, LLC

By: /s/Dennis P. Circo
Name:  Dennis P. Circots:
Its:  Manager

CIRCO HOLDINGS, LLC

By: /s/Dennis P. Circo
Name: Dennis P. Circo

Its:  Manager

DENNIS P. CIRCO IRREVOCABLE TRUST NO. 4

By: Security National Bank, Trustee
       /s/Douglas S. Oldaker
Name:  Douglas S. Oldaker

Its:  Senior Vice President

Schedules and exhibits omitted pursuant to Item 601(b)(3) of Regulation S-K.